Gateway Energy Corporation

Exhibit to Current Report on Form 8-K Dated August 14, 2003

Exhibit 99.1 – Internet-based Information Release

GATEWAY ENERGY CORPORATION ANNOUNCES 2nd QUARTER 2003
FINANCIAL RESULTS

Gateway Energy Corporation today reported the following results for the quarter ended June 30, 2003 ($000’s except per share data):

Quarter Ended

June 30:	2003	2002
Revenues:	$2,417	$1,425
Operating margin(1)	212	211
Loss from continuing operations	(441)	(430)
Discontinued operations	—	35
Net loss	(441)	(395)

Basic and diluted loss per common share:
Continuing operations	$(0.03)	$(0.03)
Discontinued operations	—	—
Net loss	$(0.03)	$(0.03)

(1)  Revenues less cost of purchased gas less operation and maintenance expenses.

Operating margin for the three months ended June 30, 2003 approximated the operating margin for the same period of the prior year.  Revenues were higher than the prior period due to higher average sales prices, and the startup of the Madisonville Plant.  The average Henry Hub index price was $5.40 for the three months, compared to $5.02 for the prior period.  Sales are expected to increase further as the Madisonville Plant emerges from its startup phase and throughput volumes increase.  Operating margin was not proportionally affected due to the corresponding increase in the cost of purchased gas.

Gateway Energy Corporation (OTCBB: GNRG) owns and operates natural gas gathering, transportation and distribution systems and related facilities in Texas and Oklahoma and offshore in Texas and federal waters of the Gulf of Mexico.  The Company also owns the exclusive U.S. license for a state-of-the-art, patented process for the rejection of nitrogen from natural gas streams.

This press release includes forward-looking statements that involve risks and uncertainties such as are detailed from time to time in the Company’s SEC filings.  Actual results may differ materially from management expectations.

Contact: Nancy S. Block – Manager of Investor Relations and Administration, (713) 336-0844.

Website: www.gatewayenergy.com

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